                                                               EXHIBIT (a)(1)(G)

                EMAIL CONFIRMATION OF RECEIPT OF WITHDRAWAL FORM
                          SENT BY STOCK ADMINISTRATION

stock.admin@conexant.com
Date, Time

To:   Employee Name (first.last@conexant.com)

Subject: Conexant Offer to Exchange Outstanding Options - Confirmation of receipt of Withdrawal Form

This e-mail is to confirm that we have received your Withdrawal Form to participate in the offer to exchange.

This is merely a notification that we have received your Withdrawal Form. Unless you subsequently choose to file an Election Form, you will not participate in the Conexant Offer to Exchange.